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                                  EXHIBIT 11.1

                              LOMAK PETROLEUM, INC.


                       Computation of Earnings Per Common
                          and Common Equivalent Shares
                      (In thousands, except per share data)



                                                          Three Months Ended March 31,
                                                        --------------------------------
                                                             1996          1997
                                                        -------------  -----------------

Average shares outstanding                                   13,390        16,973

Net effect of conversion of warrants and stock options          301           709
                                                           --------      --------

Total primary and fully diluted shares                       13,691        17,682
                                                           ========      ========


Net income                                                 $  2,603      $  6,562

  Less preferred stock dividends                               (677)         (585)
                                                           --------      --------

Net income applicable to common shares                     $  1,926      $  5,977
                                                           ========      ========

Earnings per common share                                  $   0.14      $   0.34
                                                           ========      ========